VKSC                                  For additional information contact:
                                      R.L. Weisman (630) 789-4900
                                      G.S. Donovan (630) 789-4900

                     VISKASE COMPANIES, INC. ANNOUNCES RETENTION OF
                              HARRIS WILLIAMS ADVISORS, INC.
                      AND RESTRUCTURING OF ITS FINISHING OPERATIONS

WILLOWBROOK, ILLINOIS, May 4, 2005 - Viskase Companies, Inc. (OTC: VKSC) today announced that its Board of Directors is evaluating possible strategic alternatives for the Company. The strategic alternatives under consideration include debt and/or equity financings, the sale of the Company, and a rights offering. In connection with the Board's evaluation, the Company has retained Harris Williams Advisors, Inc. as its financial advisor.

Robert L. Weisman, President and Chief Executive Officer of the Company, said, "We believe that this is an opportune time for us to explore alternatives for enhancing stockholder value and to build upon our accomplishments in our businesses. As we participate in this process, we will continue to focus on the long-term success of the Company."

The Company does not expect to comment further publicly with respect to the consideration of strategic alternatives unless the Company and its Board of Directors determine it would be appropriate to do so.

In addition, Viskase will relocate finishing operations performed at its facility in Kentland, Indiana to Mexico. This restructuring seeks to lower costs and optimize operations. The Company also continues to evaluate other opportunities to reduce its costs and achieve greater production efficiencies.

Viskase Companies, Inc. has its major interests in food packaging. Principal products manufactured are cellulosic and nylon casings used in the preparation and packaging of processed meat products.

Statements included within this news release that are not historical in nature, including the Company's cost reduction plans and the anticipated cost and timing of such plans, constitute forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or events to be materially different from any future results, performance or events expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive pricing pressures for our products; changes in other costs; opportunities that may be presented to and pursued by us; determinations by regulatory and governmental authorities; the effectiveness, timing and cost of the Company's finishing operations restructuring; and the ability to achieve other cost reductions and efficiencies. Additional information regarding these risks, uncertainties and other matters are set forth in the Company's filings with the Securities and Exchange Commission.

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